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EXHIBIT 21  SUBSIDIARIES OF REGISTRANT

North Fork Bank
North Fork Leasing Corp.
North Fork Capital Corp.
Compass Investment Services Corp.
North Interim
AcuData Service Corp. (inactive)

          SUBSIDIARIES OF NORTH FORK BANK

NFB Development Corp.
Cutchco Corp.
First Settlers Corp.
Claire Elm Corp.
Howard Enterprises, Inc.
North Fork Information Services, Inc. (inactive)
North Fork Loan Service Corp. (inactive)
Long Island Mortgage Corp. (inactive)
Unified Management Corp. (inactive)
CPS Service Corp. (inactive)
East Quogue Health & Racquet Club, Inc. (inactive)
Bay Advertising (inactive)
BFS Service Corp. (inactive)
Great Weston Realty Corp. (inactive)
Bay Abstract (inactive)